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Exhibit 9(b)(xvi)

                                 AMENDMENT NO. 8

                                       TO

                            ADMINISTRATION AGREEMENT

                                     BETWEEN

                   FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

                                       AND

                                   SSgA FUNDS

This Amendment No. 8 amends the Administration Agreement ("Agreement") dated April 12, 1988 as previously amended by and between Frank Russell Investment Management Company, a Washington corporation ("Administrator") and SSgA Funds, a Massachusetts business trust ("Fund"). The Fund is an open-end investment management company registered under the Investment Company Act of 1940, as amended. Administrator acts as administrator for the Fund pursuant to the terms of the Agreement. Fund and Administrator now desire to amend Section 3 and Schedule A to the Agreement to remove the provision of services related to the monthly Fact Sheets and adjust the fees accordingly:


1. SECTION 3. Section 3 to the agreement is hereby amended to delete in its entirety subsection (g).

2. SCHEDULE A. Schedule A to the Agreement is hereby amended to read in its entirety as Schedule A attached to this Amendment.

3. EFFECTIVE DATE. The effective date of this amendment shall be April 8, 2003.

4. OTHER TERMS. All other terms of the Agreement shall remain in full force and effect.

DATED this 8th day of April, 2003.

SSgA FUNDS                              FRANK RUSSELL INVESTMENT
                                        MANAGEMENT COMPANY

By /s/ J. David Griswold                       By /s/ Lynn L. Anderson
   -----------------------------------           -----------------------------
   J. David Griswold                              Lynn L. Anderson
   Senior Vice President and                      Chairman of the Board and
     Associate General Counsel                     Chief Executive Officer

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                               SCHEDULE A --- FEES

                             Effective April 8, 2003

A. ADMINISTRATIVE SERVICES FEE. For all services provided by Administrator pursuant to the Agreement ("Administrative Services"), the Fund agrees to pay Administrator an annual fee ("Administrative Services Fee") equal to the sum of the products of the average daily net assets for each Portfolio of the Fund multiplied by the following percentages:

MONEY MARKET PORTFOLIOS
3.15 basis points up to and including $15 billion; 2.9 basis points thereafter

US EQUITY PORTFOLIOS
3.15 basis points up to and including $2 billion; 2.9 basis points thereafter

US FIXED INCOME PORTFOLIOS
3.15 basis points up to and including $1 billion; 2.9 basis points thereafter

INTERNATIONAL PORTFOLIOS

7.0 basis points up to and including $1 billion; 5.0 basis points thereafter

FEEDER PORTFOLIOS(1)
3.15 basis points up to and including $1 billion; 1.0 basis points thereafter

For purposes of determining the breakpoints in calculating the fees above, the assets will be aggregated.

Additionally, the Administrator will charge a flat fee of $30,000 per year per Portfolio on all Portfolios (except the Life Solutions Funds) with less than $500 million in assets under management.

The Administrative Services Fee shall be accrued daily at a rate of 1/365th of the annual fee and shall be based upon the average daily net assets of each Portfolio during the calendar month. The Administrative Services Fee shall be payable monthly on the first business day following month end.

B. REIMBURSEMENT OF EXPENSES. In addition to paying the Administrative Services Fee, the Fund shall reimburse Administrator on invoice for (i) out-of-pocket expenses, and (ii) start-up costs for each new Portfolio incurred through the first 6 months after the SEC effective date of the new Portfolio (including out-of-pocket and personnel costs).

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(1) The fee applicable to Feeder Portfolios shall apply for so long as all investable assets of the applicable fund are invested in another investment company with substantially the same investment objectives and policies. The fee would revert to the appropriate fee, classified by fund type, should the fund cease operating as a Feeder Portfolio.